Exhibit 12.1

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Stock
Dividends
(Dollars in thousands, except ratios)

	Nine Months
	ended
	September 30,		Years ended December 31
	2012		2011		2010		2009		2008		2007
Earnings:
Income before discontinued operations	$79,913		$48,868		$49,163		$43,279		$78,625		$54,819
Gain on sales of real estate	-		-		-		(103)		(4,578)		-
Interest and amortization expense	83,061		103,168		87,584		86,016		85,063		85,896
Total earnings	$162,974		$152,036		$136,747		$129,192		$159,110		$140,715

Fixed charges:
Interest and amortization expense	$83,061		$103,168		$87,584		$86,016		$85,063		$85,896
Capitalized interest	6,758		8,240		9,486		10,463		10,908		5,134
Preferred stock dividends	4,104		4,753		2,170		4,860		9,241		9,174
Preferred unit distributions	-		1,650		6,300		6,300		9,909		10,238
Total fixed charges and preferred stock dividends and preferred unit distributions	$93,923		$117,811		$105,540		$107,639		$115,121		$110,442

Ratio of earnings to fixed charges (excluding preferred stock dividends and preferred unit distributions)	1.81	X	1.36	X	1.41	X	1.34	X	1.66	X	1.55	X

Ratio of earnings to combined fixed charges and preferred stock dividends and preferred unit distributions	1.74	X	1.29	X	1.30	X	1.20	X	1.38	X	1.27	X

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Unit
Distributions
(Dollars in thousands, except ratios)

	Nine Months
	ended
	September 30, 2012		Years ended December 31,
			2011		2010		2009		2008		2007
Earnings:
Income before discontinued operations	$79,913		$48,868		$49,162		$43,279		$78,625		$54,819
Gain on sales of real estate	-		-		-		(103)		(4,578)		-
Interest and amortization expense	83,061		103,168		87,584		86,016		85,063		85,896
Total earnings	$162,974		$152,036		$136,746		$129,192		$159,110		$140,715

Fixed charges:
Interest and amortization expense	$83,061		$103,168		$87,584		$86,016		$85,063		$85,896
Capitalized interest	6,758		8,240		9,486		10,463		10,908		5,134
Preferred interest distributions	4,104		4,753		2,170		4,860		9,241		9,174
Preferred unit distributions	-		1,650		6,300		6,300		9,909		10,238
Total fixed charges and preferred interests and preferred unit distributions	$93,923		$117,811		$105,540		$107,639		$115,121		$110,442

Ratio of earnings to fixed charges (excluding preferred interests and preferred unit distributions)	1.81	X	1.36	X	1.41	X	1.34	X	1.66	X	1.55	X

Ratio of earnings to combined fixed charges and preferred interests and preferred unit distributions	1.74	X	1.29	X	1.30	X	1.20	X	1.38	X	1.27	X